UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 5, 2007

HEMACARE CORPORATION
(Exact name of registrant as specified in its charter)

California	000-15223	95-3280412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15350 Sherman Way, Suite 350, Van Nuys, CA 91406
(Address of principal executive offices) (Zip Code)

(818) 226-1968
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 2, 2007, HemaCare BioScience, Inc., (“HemaBio”) the wholly owned Florida-based research products subsidiary of HemaCare Corporation, (the “Company”) received letters of resignation from Mr. Joseph Mauro, Company President, and Mr. Valentin Adia, Vice President of Business Development. Mr. Mauro and Mr. Adia both stated that their resignations were submitted under the “Good Reason” provisions of their employment agreements.

In the third quarter of 2007, HemaBio produced a net loss of approximately $300,000, and was projected to record a net loss of $125,000 in the month of October 2007. The Board of Directors of HemaBio, in consultation with, and with the approval of, the Board of Directors of the Company, determined HemaBio’s business could not operate without senior management, and that the pathway to future profitability was unclear. Therefore, the Board of Directors of HemaBio decided that it was in the best interest of HemaBio’s creditors to close all operations of HemaBio, effective November 5, 2007.

Per Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the results of operations of HemaBio, along with any closure related costs, shall be reported in discontinued operations in the fourth quarter of 2007. The most significant closure related cost would be the obligations, if any, of HemaBio to Mr. Mauro and Mr. Adia under their employment agreements. Each of their respective employment agreements contains provisions that termination of employment by the executive for “Good Reason” would entitle the executive to the following:

a.	Payment of any base salary accrued but unpaid as of the date of termination;

b.	An amount equal to the executive’s monthly base salary in effect on the date of termination for a period equal to the greater of the remainder of the term or twelve (12) months;

c.
HemaBio will continue to pay executive’s health insurance coverage until the earlier of (A) the greater of (1) the remainder of the term or (2) twelve months and (B) until executive obtains full-time employment, provided that such coverage remains available with respect to executive; and

d.
Payment of any and all earnouts, or other consideration amounts payable by HemaBio pursuant to that certain Stock Purchase Agreement by and among the Company, HemaBio and the shareholders of HemaBio (the “Stock Purchase Agreement”), whether earned or unearned, within thirty (30) days of the date of termination, and any bonuses earned as of the date of termination.

Management estimates that the Company will report a loss from discontinued operations in the fourth quarter of 2007 of up to $1,000,000 related to the closure of HemaBio. Included in this estimate are i) approximately $600,000 in severance expenses to Joseph Mauro and Valentin Adia, ii) approximately $150,000 in operating losses from October 1, 2007 through the date of closure, iii) approximately $150,000 increase in allowance for bad debt as a result of customers refusal to pay existing receivables of HemaBio as a result of the termination of contractual obligations, and iv) approximately $100,000 in miscellaneous closure related expenses, including attorney’s fees. Management’s estimate is preliminary and is subject to change as the closure process proceeds. The estimated loss in the 4th quarter does not reflect any obligation relief that HemaBio might obtain through insolvency proceedings.

The foregoing descriptions of the Stock Purchase Agreement and employment agreements, as amended, are qualified in their entirety by the copies of those agreements filed as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on September 5, 2006 and September 29, 2006.

Item 2.06 Material Impairments

On November 5, 2007, the Board of Directors of HemaBio, in consultation with, and with the approval of, the Board of Directors of the Company, determined that HemaBio could not operate without senior management, as a result of the resignations of Joseph Mauro and Valentin Adia, and decided to close all operations.

Per Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the carrying value of goodwill shall be tested for impairment, and that such test shall consist of a comparison of the fair value of goodwill against the carrying value. If the carrying value exceeds the fair value, an impairment loss shall be recognized in an amount equal to the excess.

As a result of the decision to close HemaBio, management has determined that the fair value of goodwill is zero, and that the Company will recognize a goodwill impairment loss in the third quarter of 2007 equal to the total value of goodwill created as a result of the acquisition of HemaBio, or $4,259,000.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Employee Proprietary Information and Inventions Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.2	Employee Proprietary Information and Inventions Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.

99.3	Noncompetition Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.4	Noncompetition Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.

99.5	Security Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.6	Security Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2007	HEMACARE CORPORATION

	By	/s/ Robert S. Chilton
Robert S. Chilton,
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Employee Proprietary Information and Inventions Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.2	Employee Proprietary Information and Inventions Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.

99.3	Noncompetition Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.4	Noncompetition Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.

99.5	Security Agreement between Teragenix Corporation and Joseph Mauro dated August 29, 2006.

99.6	Security Agreement between Teragenix Corporation and Valentin Adia dated August 29, 2006.